EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc. (Nasdaq: SVIN)
305 Hilltown Road Salinas, CA 93908 (831) 455-9990
Contact:	Scott D. Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release: February 26, 2004

SCHEID VINEYARDS INC. REPORTS YEAR END RESULTS

COMMENTS ON EXPECTED PRICES FOR 2004

Salinas, CA - February 26, 2004 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today its financial results for the year ended December 31, 2003.

Company revenues increased 9% to $26.4 million in 2003 from $24.3 million in 2002.  Net income for 2003 was $3.0 million, as compared to $2.5 million in 2002.  Earnings per share was $0.56 and $0.45 in 2003 and 2002, respectively.  The weighted average shares outstanding were 5.5 million for each period.  The results include write downs of vineyard improvements in the amount of $1.3 million in 2003 and $1.0 million in 2002.

Scott D. Scheid, President and Chief Executive Officer, said, “For the year 2003, we harvested approximately 20,700 tons of wine grapes, an 18% increase from the 2002 harvest of 17,550 tons.  This increase was primarily due to a 19% increase in average yield per acre from 2002 to 2003, as recently planted acres continue to mature.  The increase in yields was partially offset by a decrease in prices in 2003 which were, on average, approximately 8% less than in 2002 due to a continuing oversupply of certain grape varieties on the open market.  Bulk wine sales increased to $1.3 million in 2003 from $0.7 million in 2002.”

Mr. Scheid continued, “The write down of vineyard improvements relates to the pull-out  of approximately 260 acres of under performing vines after the 2003 harvest.  Similarly, there were 150 acres pulled out in 2002.”

The Company also commented on the recently released Preliminary Grape Crush Report which covers the 2003 harvest.  The California Department of Food and Agriculture published the Preliminary Grape Crush Report on February 10, 2004 and the Final Grape Crush Report is scheduled to be published on March 10, 2004.  This report is published annually and shows prices paid during the previous year’s harvest for grapes purchased for wine, concentrate, juice, vinegar and beverage brandy by California processors.  Prices for approximately 45% of the Company’s current wine grape production are determined by pricing formulas utilizing the Final Grape Crush Report.

Heidi M. Scheid, Senior Vice President, stated, “The contract prices we will receive for the 2004 harvest that are derived from the Crush Report continue to decline, as they have for the past three years.  Chardonnay and Merlot show the greatest change, with anticipated decreases in the average price per ton of approximately 10% to 11%.  Compared to prices on the spot market, however, the prices for grapes under contract are relatively strong.”  Ms. Scheid continued, “The market is currently in an oversupply situation for some grape varieties, Cabernet Sauvignon in particular, and we anticipate that the prices we may receive for grapes which are currently not contracted, representing about 40% of anticipated production, should be significantly less than the prices we will receive for contracted grapes.”

Although historically there have not been significant differences in the pricing data reported in the Preliminary and the Final Grape Crush Reports, it is possible that there may be some adjustments to the Company’s expected 2004 grape prices when the Final Report is published on March 10.

Ms. Scheid also stated, “In December 2003, the Company’s largest customer delivered a notice to the Company terminating grape purchase contracts covering approximately 1,400 acres, or 38% of the Company’s producing acreage, such termination to become effective after the harvest of 2006.  This same customer had previously delivered a notice to the Company terminating a contract covering an additional 570 acres, or 15% of the Company’s producing acreage.  This contract terminated after the 2003 harvest.  The Company is actively marketing its uncontracted grape production.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is a leading independent producer of premium wine grapes and operates approximately 5,600 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

Note: This press release contains forward-looking statements concerning pricing expectations for the 2004 harvest.  These forward-looking statements can generally be identified as such because the context of the statement will include such words as “believes”, “anticipates”,

“expects”, “should be”, or words of similar import.  Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives or goals are also forward-looking statements.  Such forward-looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iii) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (iv) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (v) consumer demand and preferences for the wine grape varieties produced by the Company, (vi) general health and social concerns regarding consumption of wine and spirits, (vii) the size and growth rate of the California wine industry, (viii) seasonality of the wine grape producing business, (ix) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (x) competition from other producers and wineries, (xi) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xii) the availability of financing on terms acceptable to the Company, and (xiii) the Company’s labor relations.  These and other factors, risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including but not limited to, our Form 10-KSB and 10-QSB filings.  Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES:
Sales	$12,877	$15,387	$25,296	$23,232
Vineyard management, services and other fees	387	331	1,060	1,051
Total revenues	13,264	15,718	26,356	24,283
COST OF SALES	6,737	8,751	14,501	14,283
GROSS PROFIT	6,527	6,967	11,855	10,000
General and administrative expenses	1,336	1,030	4,694	4,060
Write down of vineyard improvements	1,269	1,040	1,269	1,040
Income from related partnership	—	6	—	(263)
Interest expense, net	202	255	756	1,032
INCOME BEFORE PROVISION FOR INCOME TAXES	3,720	4,636	5,136	4,131
PROVISION FOR INCOME TAXES	1,501	1,875	2,096	1,673
NET INCOME	$2,219	$2,761	$3,040	$2,458

NET INCOME PER SHARE:
BASIC	$0.41	$0.50	$0.56	$0.45

DILUTED	$0.40	$0.50	$0.56	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,475	5,475	5,475	5,475

DILUTED	5,482	5,475	5,475	5,475

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